Exhibit 3(i).1
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July 6, 2006

FLORIDA DEPARTMENT OF STATE, Division of Corporations

The Articles of Incorporation for POP STARZ RECORDS, INC. were filed on July 5, 2006 and assigned document number P06000089857. Please refer to this number whenever corresponding with this office regarding the above corporation.

PLEASE NOTE: Compliance with the following procedures is essential to maintaining your corporate status. Failure to do so may result in dissolution of your corporation.

A corporation annual report must be filed with this office between January 1 and May 1 of each year beginning with the calendar year following the year of the filing/effective date noted above and each year thereafter. Failure to file the annual report on time may result in administrative dissolution of your corporation.

A federal employer identification (FF1) number must be shown on the annual report form prior to its filing with this office. Contact the Internal Revenue Service to insure that you receive the FE number in time to file the annual report. To obtain a FE number, contact the IRS at 1-800-829-3876 and request form SS-4 or by going to their website at www.irs.ustreas.gov.

Should your corporate mailing address change, you must notify this office in writing, to insure important mailings such as the annual report notices reach YOU.

Should you have any questions regarding corporations, please contact this office at the address given below.

Suzanne Hawkes, Document Specialist

New Filing Section

Letter Number: 606A00043819

Box 6327 -Tallahassee, Florida 32314


ARTICLES OF INCORPORATION OF POP STARZ RECORDS, INC.

The undersigned subscriber to these Articles of Incorporation is a natural person competent to contract and hereby form a Corporation for profit under chapter 607 of the Florida Statutes.


ARTICLE I - NAME

The name of the Corporation is POP STARZ RECORDS, INC., (hereinafter, Corporation).


ARTICLE 2 - PURPOSE OF CORPORATION

The Corporation shall engage in any activity or business permitted under the laws of the United States and of the State of Florida.


ARTICLE 3 - PRINCIPAL OFFICE

The address of the principal office of this corporation is 5030 Champion Boulevard, #227, Boca Raton, Florida 33496 and the mailing address is the same.

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ARTICLE 4 - INCORPORATOR

The name and Street address of the incorporator of this Corporation is:

Elsie Sanchez, 1840 Southwest 22 Street, 4th Floor, Miami, Florida 33145


ARTICLE 5 - OFFICERS

The officers of the corporation shall be:

President:        Michelle Tucker

Secretary:        Michelle Tucker

Treasurer:        Michelle Tucker

whose addresses shall be the same as the principal office of the Corporation.


ARTICLE 6 - DIRECTOR(S

The Director(s) of the Corporation shall be:  Michelle Tucker whose addresses shall be the same as the principal office of the Corporation.


ARTICLE 7 - CORPORATE CAPITALIZATION

7.1 The maximum number of shares that this Corporation is authorized to have outstanding at any time is TEN THOUSAND (10,000) shares of common stock, each share having the par value of ONE CENT ($.01).

7.2 All holders of shares of common stock shall be identical with each other in every respect and the holders of common shares shall be entitled to have unlimited voting rights on all shares and be entitled to one vote for each share on all matters on which Shareholders have the right to vote.

7.3 All holders of shares of common stock, upon the dissolution of the Corporation, shall be entitled to receive the net assets of the Corporation.

7.4 No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Director(s) may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Director(s) may deem advisable in connection with such issuance.

7.5 The Board of Director(s) of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Director(s) may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the bylaws of the Corporation.

7.6 The Board of Director(s) of the Corporation may, by Restated Articles of Incorporation, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversions or other rights, voting powers restrictions, limitations as to dividends, qualifications, or term or conditions of redemption of the stock.


ARTICLE 8 - SHAREHOLDERS' RESTRICTIVE AGREEMENT

All of the shares of stock of this Corporation may be subject to a Shareholders' Restrictive Agreement containing numerous restrictions on the rights of shareholders of the Corporation and transferability of the shares of stock of the Corporation. A copy of the Shareholders' Restrictive Agreement, if any, is on file at the principal office of the Corporation.

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ARTICLE 9 - POWERS OF CORPORATION

The Corporation shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, subject to any limitations or restrictions imposed by applicable law or these Articles of Incorporation.


ARTICLE 10 - TERM OF EXISTENCE

This Corporation shall have perpetual existence.


ARTICLE 11 - REGISTERED OWNER(S)

The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any share or right is registered on the books of the Corporation as the owner thereto, for all purposes, and except as may be agreed in writing by the Corporation, the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such share or right on the part of any other person, whether or not the Corporation shall have notice thereof.


ARTICLE 12 - REGISTERED OFFICE AND REGISTERED AGENT

The initial address of registered office of this Corporation is Spiegel & Utrera, P.A., located at 1840 southwest 22 Street, 4th Floor, Miami, Florida 33145. The name and address of the registered agent of this Corporation is Spiegel & Utrera, RA., 1840 southwest 22 Street, 4th Floor, Miami, Florida 33145.


ARTICLE 13 - BYLAWS

The Board of Director(s) of the Corporation shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the Bylaws of the Corporation, but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Director(s) at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the Bylaws.


ARTICLE 14 - EFFECTIVE DATE

These Articles of Incorporation shall be effective immediately upon approval of the Secretary of State, State of Florida.


ARTICLE 15 - AMENDMENT

The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, or in any amendment hereto, or to add any provision to these Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions of any applicable statute of the State of Florida, and all rights conferred upon shareholders in these Articles of Incorporation or any amendment hereto are granted subject to this reservation.


IN WITNESS WHEREOF, I have hereunto set my hand and seal, acknowledged and filed the foregoing Articles of Incorporation under the laws of the State of Florida.

/s/ Elsie Sanchez, Incorporator

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ACCEPTANCE OF REGISTERED AGENT DESIGNATED N ARTICLES OF INCORPORATION

Spiegel & Utrera, PA., having a business office identical with the registered office of the Corporation name above, and having been designated as the Registered Agent in the above and foregoing Articles of Incorporation, is familiar with and accepts the obligations of the position of Registered Agent under the applicable provisions of the Florida Statutes.

Spiegel & Utrera, PA.

By:  /s/ Natalia Utrera, Vice President

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